Exhibit 99.1

Carla Baca
Financial Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES PUBLIC OFFERING OF 7,250,000 SHARES OF COMMON STOCK

NASHVILLE, Tennessee, August 8, 2017 - Healthcare Realty Trust Incorporated (NYSE:HR) announced today that it has commenced an underwritten public offering of 7,250,000 shares of the Company’s common stock. As part of the offering, the Company also intends to grant the underwriters a 30-day option to purchase up to an additional 1,087,500 shares.
The Company intends to use the net proceeds of this offering to fund a portion of the $612.5 million purchase price for the acquisition of 15 medical office buildings in Atlanta, Georgia (the “Atlanta Transaction”), which was announced earlier today, to repay amounts outstanding under the Company’s unsecured credit facility due 2020, and for general corporate purposes, including the acquisition and development of healthcare facilities and the repayment of other debt obligations. The Atlanta Transaction is expected to be completed in multiple closings in the third and fourth quarters of 2017 and is subject to various closing conditions.
The offering is being made through an underwriting group led by J.P. Morgan, Barclays and Goldman Sachs & Co. LLC, who are acting as joint book-running managers for the offering. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204 or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (888) 603-5847, Barclaysprospectus@broadridge.com.
The offering is being made solely by means of a prospectus supplement to the Company’s prospectus, dated February 16, 2017, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.
Healthcare Realty Trust is a real estate investment trust that integrates owning, leasing, managing, financing, developing and re-developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2017,

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Exhibit 99.1

the Company had investments of approximately $3.6 billion in 197 real estate properties located in 26 states totaling approximately 14.5 million square feet. The Company provided leasing and property management services to approximately 10.9 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks, uncertainties, estimates and assumptions, including the ultimate amount and price at which the sale of securities will occur and the use of proceeds from the offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including in the prospectus supplement, accompanying prospectus and in its Annual Report on Form 10-K for the year ended December 31, 2016 under the heading "Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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